FOR IMMEDIATE RELEASE

SportsQuest, Inc. Signs Definitive Agreement to Acquire
Zaring/Cioffi Entertainment, LLC

Orlando, FL - August 20, 2007 SportsQuest, Inc., (OTC Bulletin Board: ARBK), announces today that it has executed a definitive agreement to acquire Zaring/Cioffi Entertainment, LLC. (ZCE). The closing of the transaction is subject to various matters, including the delivery of all documentation pertaining to the transaction. Once fully executed, ZCE will become a wholly owned subsidiary of SportsQuest, Inc.

“I am very pleased to announce the first of what I hope to be many acquisitions of dynamic sports marketing and management companies. ZCE has operated first class, high-end celebrity events for nearly 15 years, and brings experienced management and staff to SportsQuest,” stated R. Thomas Kidd, CEO of SportsQuest, Inc. “I am excited to be working with John Zaring and Bianca Cioffi in growing ZCE’s event holdings by launching new projects in the coming months.”

“Tom’s vision for SportsQuest is dynamic and forward-thinking. We are excited to be the first company to join the SportsQuest family and help bring a new twist to the traditional sports marketing platform, one that is much about entertainment as it is sports,” said John Zaring, President & CEO of Zaring/Cioffi Entertainment, LLC. “As an industry leader in the celebrity event niche for the better part of two decades, this alignment will allow ZCE to expand our reach and results even farther.”

Bianca Cioffi, ZCE’s co-founder and Executive Vice President, said, “John and I have a combined 40 plus years in entertainment industry experience. We understand the world of talent, and look forward to utilizing our wealth of industry contacts to bridge the gap between Hollywood, the sports industry and corporate America.”

About Zaring/Cioffi Entertainment, LLC
Zaring/Cioffi Entertainment, LLC is a full-service production company; providing “Star Power” since 1993. Founded by principals John Zaring and Bianca Cioffi, ZCE specializes in creating some of the most exciting and media-friendly properties in the country by connecting Hollywood star power to corporate America. ZCE is Hollywood's premier producer of talent-based special events, delivering once-in-a-lifetime experiences for the public, along with sponsors and their guests. Among the many celebrity events produced by ZCE are the Dennis Quaid Celebrity Weekend, Pro-Celebrity Union, hosted by the NFL’s Jeremy Bloom, NAACP Image Awards Celebrity Challenge and Urban Convergence Festival. Part of what has made ZCE unique is that sponsorship has underwritten ALL expenses incurred in the production of any ZCE event; therefore 100% of the gross revenue generated from the sale of tickets, golf teams, and auction items has directly benefited the selected charities. For example, the Dennis Quaid Celebrity Weekend has helped raise more than $1 Million for Austin, TX children’s charities. Through the years, ZCE has partnered with international corporations as diverse as AT&T, Coke, Harrah's, Hillshire Farm, Konica, Old Navy, Adidas, HUMMER, APAC Customer Services, Inc., Pabst Brewing Company, Anheuser-Busch, Renaissance Hotels, Sheraton, Toshiba, American Airlines, Subway, Sutter Home Winery, Ericcson, Jiffy Lube, Shell Oil, and hundreds of others.

For more information on ZCE, please visit www.zcentertainment.com

About SportsQuest, Inc.
SportsQuest, Inc. (formally Air Brook Airport Express) is a vertically integrated sports and entertainment marketing and management company, engaged in owning and operating sports entities and their support companies; publicly traded under the stock symbol ARBK. In our continuing effort to develop a more cohesive and synergistic organization, we are structured in a way that allows all of our wholly owned subsidiaries to utilize each other’s resources to the greatest extent possible. In addition, the Company’s strategic plan is to deliver substantial value by providing multiple sports and entertainment platforms and media to leverage our partners advertising and promotional dollars, while delivering the finest sports and entertainment opportunities to retain and build customers. For our non-sports businesses, we will utilize the media and promotional benefits of our media platforms in Television, Radio, and Print, together with Internet Television and other like strategic relationships, to grow our consolidated revenues. The Company intends to continue its strategy of acquiring profitable sports and sports related firms, together with other businesses that would benefit from the synergy the Company provides.

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For Additional Information, Please Contact:
Mark Edwards
VP - Communications and Media Relations
SportsQuest, Inc.
423.314.6216